As filed with the Securities and Exchange Commission on January 5, 2011

Registration No. 333-170471

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form F-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Mission NewEnergy Limited

(Exact name of registrant as specified in its charter)

Western Australia, Australia	2860	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tempo Offices, Unit B9
431 Roberts Road
Subiaco, Western Australia 6008
Australia
Tel: +61 8 9443 9512
Fax: +61 8 9201 1958

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

PJ Trading LLC
300 E. Basse Road, Suite, 1539
San Antonio, Texas 78209
Tel: (210) 861-5861

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Andrew Reilly Baker & McKenzie Level 27, AMP Centre 50 Bridge Street Sydney, NSW 2000 Australia Tel: +61 2 9225 0200 Fax: +61 2 9225 1595	Yvan-Claude Pierre, Esq. Daniel I. Goldberg, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 335-4500 Fax: (212) 335-4501

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form F-1 is being filed for the sole purpose of amending the exhibit index and filing Exhibit 10.5 to this registration statement. No other changes have been made to this registration statement. Accordingly, this amendment consists of only the facing page, this explanatory note and Part II of this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Australian law.  Australian law provides that a company’s constitution may provide for indemnification of officers and directors, except to the extent of:

•	a liability owed to the company or a related body corporate of the company;
•	a liability for a pecuniary penalty order or compensation order made under section 1317G or 1317H of the Corporations Act respectively;
•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or
•	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:
—	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;
—	in defending or resisting criminal proceedings in which the officer or director is found guilty;
—	defending or resisting proceedings brought by ASIC or a liquidator for a court order if the grounds for making the order are found by the court to have been established; or
—	in connection with proceedings for relief to the officer under the Corporations Act, in which the court denies the relief.

Constitution.  Our Constitution provides, except to the extent prohibited by the Corporations Act, for the indemnification of every person who is or has been an officer of Mission NewEnergy and to the extent applicable, for the indemnification of any person who is or has been an officer of a related body corporate of Mission NewEnergy against any liability incurred by that person in their capacity as an officer of Mission NewEnergy or a related body corporate of Mission NewEnergy (as the case may be).

Indemnification Agreements.  Pursuant to Access, Indemnity and Insurance Deeds, the form of which is filed as Exhibit 10-6 to this registration statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

SEC Position.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7. Recent Sales of Unregistered Securities

During the past three years, we have issued and sold to third parties the securities listed below (including warrants or options to acquire our ordinary shares) without registering the securities under the Securities Act. None of these transactions involved any public offering. All our shares were sold through private placement either (i) outside the United States to foreign persons or (ii) inside the United States to a limited number of accredited investors in transactions not involving any public offering. The numbers and prices of the securities listed below do not take into account (i) securities issued to directors and employees and (ii) the 50-1 share consolidation with respect to all our ordinary shares that will occur prior to the date of the prospectus. All our options to purchase ordinary shares and the ordinary shares issued upon the exercise of such options were issued to directors or employees residing outside the United States. Accordingly, we believe that each of the following issuances were exempt from registration under the Securities Act in reliance on Regulation S or Regulation D under the Securities Act or Section 4(2) of the Securities Act:

1. On May 4, 2009 we issued 7,000,000 units comprising ordinary shares and warrants. Chardan Capital Markets acted as underwriter. Consideration per share was US$0.145 and the warrants have an exercise price of A$0.30 per share. This issuance was exempt from registration under the Securities Act in reliance on Regulation S and Regulation D.

2. On June 19, 2009 we issued 93,000,000 units comprising ordinary shares and warrants. Chardan Capital Markets acted as underwriter. Consideration per share was US$0.145 and the warrants have an exercise price of A$0.30 per share. This issuance was exempt from registration under the Securities Act in reliance on Regulation S and Regulation D.

3. On November 17, 2009 we issued 50,000,000 units comprising ordinary shares and warrants to Ir Lee Swee Eng. Consideration per share was US$0.145 and the warrants have an exercise price of A$0.30 per share. This issuance was exempt from registration under the Securities Act in reliance on Regulation S.

4. On December 8, 2009 we issued 81,410,000 warrants to Valero Marketing and Supply Company. The warrants had an exercise price of A$0.45 per share. All of these warrants expired on August 31, 2009. This issuance was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

5. On December 8, 2009 we issued 68,580,000 warrants to Valero Marketing and Supply Company. The warrants had an exercise price of 80% of the 20-day volume weighted average price of the Company's shares. All of these warrants expired on August 31, 2009. This issuance was exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act.

6. On February 26, 2009 we issued 30,000,000 ordinary shares at a price of US$0.265 per share. Chardan Capital Markets acted as underwriter. This issuance was exempt from registration under the Securities Act in reliance on Regulation S and Regulation D.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petaling Jaya, Malaysia on January 5, 2011.

Mission NewEnergy Limited
By: /s/ Nathan Mahalingam Nathan Mahalingam Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Dario Amara	Chairman	January 5, 2011
/s/ Nathan Mahalingam Nathan Mahalingam	Chief Executive Officer and Director (principal executive officer)	January 5, 2011
* Datuk Mohamed Zain Bin Mohamed Yusuf	Director	January 5, 2011
* Admiral (Ret) Tan Sri Dato’ Sri Mohd Anwar bin Haji Mohd Nor	Director	January 5, 2011
* Arun Bhatnagar	Director	January 5, 2011
* Guy Burnett	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	January 5, 2011
* Peter Torre	Director	January 5, 2011
*By:	/s/ Nathan Mahalingam Nathan Mahalingam Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of PJ Trading LLC has signed this amendment to this registration statement in San Antonio, Texas on January 5, 2011.

Authorized U.S. Representative
PJ Trading LLC
By: /s/ James Garton James Garton Manager

EXHIBIT INDEX

Exhibits	Description
1.1	Form of Underwriting Agreement*
3.1	Constitution of Mission NewEnergy†
5.1	Opinion of Baker & McKenzie, Australian counsel to Mission NewEnergy, regarding the validity of the ordinary shares being issued*
8.1	Opinion of Baker & McKenzie LLP regarding certain U.S. tax matters†
8.2	Opinion of Baker & McKenzie regarding certain Australian tax matters†
10.1	Convertible Note Deed Poll†
10.2	Employee Option Plan Rules†
10.3	Executive Performance Rights Plan†
10.4	EPCC contract with KNM Process Systems Sdn Bhd†
10.5	Product Supply Agreement with Valero Marketing and Supply Company#
10.6	Form of Access, Indemnity and Insurance Deed for Directors and Ex-Directors†
10.7	Employment agreement (as renewed) with Nathan Mahalingam†
10.8	Employment agreement with Guy Burnett†
10.9	Employment agreement with James Garton†
10.10	Employment agreement of Kalaiselvan Somasundaram†
10.11	Employment agreement of Nadason Sinnasami†
10.12	Technology License Agreement with Crown Iron Works Company†
10.13	Technology Transfer Agreement with Axens†
21.1	List of significant subsidiaries of Mission NewEnergy Limited†
23.1	Consent of Baker & McKenzie (included in Exhibit 5.1)*
23.2	Consent of Baker & McKenzie LLP (included in Exhibit 8.1)†
23.3	Consent of Grant Thornton (WA) Partnership†
23.4	Consent of Baker & McKenzie (included in Exhibit 8.2)†
24.1	Power of Attorney (included in the signature page of this registration statement)†

*	To file by amendment
†	Previously filed
#	Confidential treatment being requested with respect to certain portions of this exhibit